Exhibit 99.1

VASCO Reports Results for Fourth Quarter and Full Year 2013

Revenue from continuing operations for the fourth quarter and full year 2013 was $43.3 million and $155.0 million, respectively, an increase of 11% compared to the fourth quarter 2012 and an increase of 1% compared to full year 2012. Operating income from continuing operations for the fourth quarter and full year 2013 was $4.0 million and $13.7 million, respectively, an increase of 14% compared to the fourth quarter of 2012 and a decrease of 35% compared to the full year 2012. Financial results for the periods ended December 31, 2013 and guidance for full year 2014 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, February 18, 2014 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2013.

Revenue from continuing operations for the fourth quarter of 2013 increased 11% to $43.3 million from $38.8 million in 2012 and, for the full year 2013, increased 1% to $155.0 million from $154.0 million in 2012.

Net income from continuing operations for the fourth quarter of 2013 was $3.3 million, or $0.09 per fully diluted share, an increase of $1.2 million, or 55%, from $2.2 million, or $0.05 per fully diluted share, for the fourth quarter of 2012. Net income from continuing operations for the full year 2013 was $11.0 million, or $0.28 per fully diluted share, a decrease of $5.3 million, or 32%, from $16.2 million, or $0.42 per fully diluted share for the full year 2012.

Net income, which includes the impact of our discontinued operations, was $3.2 million, or $0.08 per diluted share and $11.1 million, or $0.28 per diluted share for the fourth quarter and full year 2013, respectively. Net income for the fourth quarter and full year 2012 was $2.0 million, or $0.05 per diluted share and $15.6 million, or $0.40 per diluted share, respectively.

Financial Highlights:

•	Gross profit from continuing operations was $27.8 million or 64% of revenue for the fourth quarter of 2013 and $99.9 million or 64% of revenue for the full year 2013. Gross profit was $24.4 million or 63% of revenue for the fourth quarter of 2012 and $99.6 million or 65% of revenue for the full year 2012.

•	Operating expenses from continuing operations for the fourth quarter and full year 2013 were $23.8 million and $86.2 million, respectively, an increase of 14% from $20.8 million reported for the fourth quarter 2012 and an increase of 10% from $78.5 million reported for the full year 2012.

•	Operating income from continuing operations for the fourth quarter and full year 2013 was $4.0 million and $13.7 million, respectively, an increase of $0.5 million, or 14%, from $3.5 million reported for the fourth quarter of 2012 and a decrease of $7.3 million, or 35%, from the $21.0 million reported for the full year 2012. Operating income as a percentage of revenue was 9% for the both fourth quarter and full year 2013 compared to 9% and 14% for the comparable periods in 2012.

•	Earnings before interest, taxes, depreciation and amortization from continuing operations was $5.7 million and $19.0 million for the fourth quarter and for the full year 2013, respectively, an increase of 27% from $4.5 million reported for the fourth quarter of 2012 and a decrease of 24% from $25.1 million reported for the full year 2012.

•	Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2013 totaled $98.6 million compared to $92.1 million and $106.5 million at September 30, 2013 and December 31, 2012, respectively.

Operational and Other Highlights:

•	VASCO launched DIGIPASS 760, a visual transaction signing solution. DIGIPASS 760 is the first successful integration of Cronto’s patented solution into VASCO’s DIGIPASS product line.

•	VASCO launched its DIGIPASS for Application Perimeter Protection SDK (DIGIPASS for APPS), a software development kit providing application developers with a cross-platform programming environment to secure their (mobile) applications.

•	VASCO has been shortlisted in the 2013-2014 Cloud Awards Program in the category Best Platform as a Service / Cloud Middleware.

•	IST Shareholder Services, a full service stock transfer agent, will implement VASCO’s MYDIGIPASS.COM service to secure customer access to stock records.

•	Kanoo Information Technology, a division of the E.K. Kanoo group of companies, is collaborating to bring VASCO’s authentication services to the Bahrain market.

Guidance for full-year 2014:

VASCO is providing guidance for the full-year 2014 as follows:

•	Revenue from our traditional business, which excludes our new service product offerings (DIGIPASS as a Service and MYDIGIPASS.COM), is expected to be in the range of $160 million to $165 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 11% to 13%.

“The results for the fourth quarter and full year 2013 were at the high end of the guidance we provided in October,” stated T. Kendall Hunt, Chairman & CEO. “While revenues for the full year were slightly higher in 2013 than in 2012, our operating profit for the full year declined in 2013 from 2012 as we continued to invest heavily in new technology. Those investments included our purchase of Cronto Limited, of Cambridge (UK), in May and the follow-on investment in CrontoSign, our new visual cryptographic authentication method. We have also continued to invest in our services platform, which has positioned us well in the emerging cloud-based authentication market. While those investments did not result in any significant added revenues and profits in 2013, we believe that they will be important contributors to our results in future years. They are also important in maintaining our leadership position in the authentication market as evidenced by independent third parties. Gartner, Inc. has identified VASCO as a Leader in their Magic Quadrant for User Authentication for the second year in a row. VASCO has also been shortlisted in the 2013-2014 Cloud Awards Program in the category Best Platform as a Service / Cloud Middleware.”

“In addition to the investments in our technology noted by Ken, we also made important investments in sales and marketing in 2013,” said Jan Valcke, VASCO’s President and COO. “In 2013, our investments in sales and marketing included the addition of sales staff at all levels with a particular focus on selling our traditional and services platform products to application service providers. We have seen an increase in the awareness of application service providers in 2013 for the need to add strong authentication to their applications. We believe that the breadth of our product line will allow those customers the flexibility they need to implement stronger authentication in a way that makes the most sense for their application, whether it be an on-premise solution from our traditional product line or an in-the-cloud solution using our services platform. With the staff now hired and trained, we expect an increase in revenues from those investments 2014.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continued to remain strong as a result of our performance in 2013. At December 31, 2013, our net cash balances were $98.6 million, a decrease of $7.9 million, or 7% from December 31, 2012. Similarly, at December 31, 2013 our working capital was $124.5 million, a decrease of $4.9 million, or 4% from December 31, 2012. The decline in both cash and working capital reflected the purchase of Cronto Ltd. for approximately $19.5 million partially offset by the continued contributions from our operations. With interest rates remaining low, we plan to continue to review a number of options where we can invest a portion of our cash to help strengthen and/or grow the business in 2013.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 18, 2013, at 10:00 a.m. EST - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the fourth quarter and full year 2013 and guidance for full year 2014.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-908-8951

International: +1 212-231-2926

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$43,265	$38,837	$155,047	$154,029
Cost of goods sold	15,419	14,455	55,176	54,464

Gross profit	27,846	24,382	99,871	99,565

Operating costs:
Sales and marketing	10,846	9,615	40,323	37,768
Research and development	6,058	4,809	21,315	18,794
General and administrative	5,783	5,941	21,196	20,071
Amortization of purchased intangible assets	1,118	478	3,325	1,905

Total operating costs	23,805	20,843	86,159	78,538

Operating income	4,041	3,539	13,712	21,027

Interest income, net	32	54	162	261
Other income, net	131	59	240	409

Income from continuing operations before income taxes	4,204	3,652	14,114	21,697
Provision (benefit) for income taxes	868	1,498	3,147	5,468

Net income - continuing operations	$3,336	$2,154	$10,967	$16,229
Income (loss) from discontinued operations	(105)	(137)	180	(630)

Net income	$3,231	$2,017	$11,147	$15,599

Basic net income (loss) per share
Continuing operations	$0.09	$0.05	$0.28	$0.43
Discontinued operations	(0.01)	(0.00)	—	(0.02)

Total net income per share	$0.08	$0.05	$0.28	$0.41

Diluted income (loss) per share
Continuing operations	$0.09	$0.05	$0.28	$0.42
Discontinued operations	(0.01)	(0.00)	—	(0.02)

Total net income per share	$0.08	$0.05	$0.28	$0.40

Weighted average shares outstanding:
Basic	38,984	38,276	38,873	38,068

Diluted	39,114	38,675	39,158	38,677

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$98,607	$106,469
Accounts receivable, net of allowance for doubtful accounts	28,528	27,574
Inventories	25,653	18,675
Prepaid expenses	2,718	1,896
Foreign sales tax receivable	543	415
Deferred income taxes	2,014	1,714
Assets of discontinued operations	1,910	2,651
Other current assets	2,052	41

Total current assets	162,025	159,435

Property and equipment, net	3,145	4,052
Goodwill, net of accumulated amortization	23,532	13,176
Intangible assets, net of accumulated amortization	16,733	6,507
Other assets, net of accumulated amortization	7,189	3,336

Total assets	$212,624	$186,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,378	$7,765
Deferred revenue	15,703	8,146
Accrued wages and payroll taxes	7,067	6,212
Income taxes payable	4,087	378
Liabilities of discontinued operations	30	1,335
Other accrued expenses	4,221	6,112

Total current liabilities	37,486	29,948

Deferred compensation	115	—
Deferred tax liability	688	141
Other long-term liabilities	57	97

Total liabilities	38,346	30,186

Stockholders’ equity
Common stock	40	39
Additional paid-in capital	79,871	74,965
Accumulated income	92,401	81,256
Accumulated other comprehensive income (loss)	1,966	60

Total stockholders’ equity	174,278	156,320

Total liabilities and stockholders’ equity	$212,624	$186,506

Non- GAAP Financial Measures

The Company reports its financial results in accordance with GAAP, but Company management also evaluates its performance using EBITDA, Adjusted Net Income and Adjusted Diluted EPS. The Company’s management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results.

These non-GAAP measures are not measures of performance under GAAP and should not be considered as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment.

EBITDA

We define EBITDA as net income from continuing operations before interest, taxes, depreciation and amortization. We use EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations to net income from continuing operations (in thousands):

	Three months		Twelve months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(in thousands, unaudited)		(in thousands, unaudited)

EBITDA from continuing operations	$5,726	$4,506	$18,994	$25,080

Interest income, net	32	54	162	261
Benefit (Provision) for income taxes	(868)	(1,498)	(3,147)	(5,468)
Depreciation and amortization	(1,554)	(908)	(5,042)	(3,644)

Net income from continuing operations	$3,336	$2,154	$10,967	$16,229

Adjusted Net Income & Adjusted Diluted EPS

We define Adjusted Net Income and Adjusted Diluted EPS, as net income or EPS from continuing operations before the consideration of long-term incentive compensation expenses and the amortization of purchased intangible assets. We use these measures to assess the impact of our performance excluding items that though they are recurring, can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other Companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult.

The Company also excludes amortization of purchased intangible assets because it believes that the amount of such expenses in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event.

Reconciliation of Adjusted Net Income from Continuing Operations to Net Income from Continuing Operations

	Three months		Twelve months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(in thousands, unaudited)		(in thousands, unaudited)

Adjusted Net Income - continuing operations	$4,730	$3,319	$15,697	$20,734

Long-term Incentive Compensation Expense	(625)	(978)	(2,587)	(3,726)
Amortization of Purchased Intangible Assets	(1,118)	(478)	(3,325)	(1,905)
Tax impact of Adjustments*	349	291	1,182	1,126

Net income - continuing operations	$3,336	$2,154	$10,967	$16,229

Reconciliation of Adjusted Diluted EPS from Continuing Operations to Diluted EPS from Continuing Operations

	Three months		Twelve months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(in thousands, unaudited)		(in thousands, unaudited)

Adjusted Diluted EPS - continuing operations	$0.12	$0.08	$0.40	$0.54

Long-term Incentive Compensation Expense	(0.01)	(0.03)	(0.07)	(0.10)
Amortization of Purchased Intangible Assets	(0.03)	(0.01)	(0.08)	(0.05)
Tax impact of Adjustments*	0.01	0.01	0.03	0.03

Diluted EPS - continuing operations	$0.09	$0.05	$0.28	$0.42

*	= The tax impact of adjustments is calculated at 20% of the adjustments in all periods

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “projected” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include, among others, our ability to integrate and effectively sell Cronto’s technology, our ability to recover amounts held in escrow related to our acquisition of DigiNotar and unanticipated costs associated with DigiNotar’s bankruptcy or potential claims that may arise in connection with the hacking incidents at DigiNotar. Additional risks, uncertainties and other factors have been described in our Annual Report on Form 10-K for the year ended December 31, 2012 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Cliff Bown, +1 630 932 8844 ext. 304, Cliff.Bown@vasco.com